UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PartnerRe Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARTNERRE LTD.

Wellesley House South
90 Pitts Bay Road
Pembroke HM 08, Bermuda

PartnerRe Ltd. Announces that the Proposed Amendment to the Procedures for the Election, Disqualification and Removal of Directors (Proposal 6E at its May 22, 2009 Annual General Meeting of Shareholders) Will Not be Presented for Shareholder Approval

Any Proxy Granted For or Against Proposal 6E Will Not be Counted But That Will Not Affect its Validity With Respect to Other Matters to be Voted Upon

PartnerRe Ltd. also Announces a Modification to the Proposed Amendment relating to the Notice of General Meetings (Part of Proposal 6F at its May 22, 2009 Annual General Meeting of Shareholders)

Any Proxy Already Granted For or Against Proposal 6F and Not Subsequently Changed Will be Deemed a Vote in Favor or Against the Modified Proposal 6F Described Herein

The Proposed Amendments to the Bye-Laws (Proposals 6A-6D and 6F) Remain Conditioned on the Approval of All such Proposals for their Effectiveness

PARTNERRE’S BOARD OF DIRECTORS CONTINUES TO RECOMMEND THAT SHAREHOLDERS VOTE “FOR” ALL PROPOSALS TO BE SUBMITTED TO SHAREHOLDERS AT THE MAY 22, 2009 ANNUAL MEETING

Reference is made to the Proxy Statement of PartnerRe Ltd. (the “Company”), dated April 10, 2009, including the Notice of Annual General Meeting of Shareholders, dated April 10, 2009 (the “Proxy Notice”) included therein (together, the “Proxy Statement”), with respect to the Annual General Meeting of Shareholders of the Company to be held on May 22, 2009 (the “General Meeting”), the Notice Regarding the Availability of Proxy Materials which was mailed to Shareholders on April 10, 2009 (the “Internet Notice”) and the Proxy Card of the Company with respect to the General Meeting.

This notice is to advise Shareholders of changes affecting Proposals 6E and 6F set forth in the Proxy Statement, the Internet Notice and the Proxy Card.  You should read the information contained in this notice together with the Proxy Statement, the Internet Notice and the Proxy Card.  To the extent of any conflict between this notice and the Proxy Statement, the Internet Notice and the Proxy Card, this notice supersedes and replaces such other documents.

Proposal 6E: Election, disqualification and removal of Directors

The Company’s Board of Directors (the “Board”) has determined not to include Proposal 6E as one of the proposals to be voted on by Shareholders at the General Meeting.  The Company’s current Bye-Laws (the “Current Bye-Laws”) allow Shareholders to remove Directors at a special general meeting called for that purpose.  The amended and restated Bye-Laws of the Company (the “Amended Bye-Laws”), through Proposal 6E, allow Shareholders to remove Directors only at a special general meeting and for cause.  In addition, the Current Bye-Laws set out several events that mandate the disqualification of a Director, including bankruptcy and unsound mental health.  The Amended Bye-Laws, through Proposal 6E, provide two additional disqualification events: (i) an unexcused absence from Board meetings for six consecutive months; and (ii) the written request of at least three-fourths of the other Directors after notice and opportunity to be heard.  The Company has determined not to limit removal of Directors only to cause and not to provide the Board with these two additional disqualification events, and is therefore removing Proposal 6E from proposals to be voted on at the General Meeting.  Accordingly, Shareholders will now only vote on Proposals 6A through 6D and 6F (modified as described under “Proposal 6F: Other changes to the Bye-Laws” below) at the General Meeting.  These proposals (6A through 6D and 6F) remain cross-conditioned to each other such that the failure to approve any one of them will lead to none of the other four proposals being adopted.

Proposal 6F: Other changes to the Bye-Laws

The Board has also determined not to change the minimum notice periods for calling annual general meetings and special general meetings.  The Current Bye-Laws provide that an annual general meeting may be called with not less than thirty (30) days’ notice and a special general meeting may be called with not less than seven (7) days’ notice.  The Amended Bye-Laws, through Proposal 6F, provide that either an annual general meeting or a special general meeting may be called with not less than ten (10) days’ notice.  The Board has determined that it should not change the minimum notice period of either general meeting to ten (10) days and should retain the current thirty (30) day and seven (7) day minimum notice periods for calling an annual general meeting and a special general meeting, respectively; and is therefore removing any changes in Proposal 6F with respect to minimum notice periods for general meetings.  All other amendments contained in Proposal 6F as described in the Proxy Statement remain unchanged.

Resulting changes to the Amended Bye-Laws

As a result of eliminating Proposal 6E from the proposals to be voted on by Shareholders and modifying Proposal 6F, the following changes would be made to the Amended Bye-Laws set forth in Appendix V of the Proxy Statement in the event that Proposals 6A through 6D and 6F are approved by the requisite number of Shareholders:

•	The definition of “Cause” in Bye-Law 1.1 would be deleted.

•	Bye-Law 19.1 would be replaced with the following (deletions are shown in strikethrough and additions are shown in underline):

19.1           An Annual General Meeting shall be called by not less than thirty (30) days notice in writing and ~~or~~ a Special General Meeting shall be called by not less than seven ~~ten~~ (7~~10~~) days, and, in either case, not more than ninety (90) days, notice in writing.  The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by these Bye-Laws to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company, and to every Director, and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.

•	Bye-Law 24.8 would be replaced with the following (deletions are shown in strikethrough):

24.8           The Company may in a Special General Meeting called for that purpose remove a Director ~~for Cause~~, provided notice of any such meeting shall be served upon the Director concerned not less than fourteen (14) days before the meeting and he shall be entitled to be heard at that meeting.

•	Bye-Law 25.1 would be replaced with the following (deletions are shown in strikethrough and additions are shown in underline):

25.1           The office of a Director shall be vacated upon the happening of any of the following events:

25.1.1       if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;
25.1.2       if he does not stand for re-election upon the expiration of his term;
25.1.3       if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;
25.1.4       if he becomes bankrupt under the laws of any country or compounds with his creditors;
25.1.5       if he is prohibited by law from being a Director; or
25.1.6       if he ceases to be a Director by virtue of the Companies Acts or these Bye-Laws or is removed from office pursuant to Bye-Law 24.8~~;~~
~~25.1.7       if he shall for more than six (6) consecutive months have been absent without permission of the Board from meetings of the Board held during that period and his Alternate Director (if any) shall not during such period have attended in his stead and the Board resolves that his office be vacated; or~~
~~25.1.8       if he is requested to resign in writing by not less than three quarters of the other Directors after notice and opportunity to be heard by the Directors.  In calculating the number of Directors who are required to make such a request to the Director, there shall be excluded any Alternate Director appointed by him acting in his capacity as such~~.

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Any Proxy Card (used by any Internet, telephone or mail vote) which has already been or may be voted in favor or against Proposal 6E shall not be counted as to Proposal 6E but shall remain valid as to each other proposal or matter to be voted upon at the meeting unless revoked or changed by a later dated Proxy Card.  Any Proxy Card (used by any Internet, telephone or mail vote) which has already been or may be voted in favor or against Proposal 6F shall now be deemed a vote in favor or against the modified Proposal 6F described under “Proposal 6F: Other changes to the Bye-Laws” above.

If you have already voted and wish to change your vote on any of the six proposals, you may do so via any of the methods listed in the “Frequently Asked

Questions” section and on pages 2 to 3 of the Proxy Statement, under the question “CAN I CHANGE MY MIND AFTER I VOTE?”

Pembroke, Bermuda
May 14, 2009